The Wynnefield Group
                                 c/o Nelson Obus
                          450 Seventh Avenue, Suite 509
                            New York, New York 10123


Dear Fellow Shareholders:

     The members of the Wynnefield Group (the "Group") are beneficial owners of 2,160,944 shares (or 29.8 percent) of the Common Stock of First Aviation Services, Inc. (the "Company"). We believe outside shareholders need a voice on the Company's Board of Directors to assist in developing, and monitoring the Board's progress in executing, a strategy to realize value for all shareholders. As a result, the Group intends to nominate me for election to the Board in opposition to one of management's two candidates at the Company's next annual meeting of shareholders on June 10, 2003, 9:30 a.m. CDT (the "Annual Meeting").

     Enclosed with this letter, you will find the Group's proxy statement (the "Group's Statement") describing in more detail the Group's reasons for nominating a director candidate and other business to be conducted at the Annual Meeting. Please read the enclosed materials closely. Important information regarding how to vote with the enclosed blue proxy form appears at the end of this letter.

     You may have received supplemental proxy materials from the Company, dated May 22, 2003 (the "Supplement"), regarding the Annual Meeting, the Group's director nominee, and the Group's initial preliminary proxy materials filed with the SEC on May 15, 2003. We would like to take this opportunity to respond to certain of management's claims appearing in the Supplement. These claims are reproduced below in italics followed by the Wynnefield Group's responses:

     Company's Claim: "Without any prior notice to the Company, on May 15, 2003, a dissident stockholder group, The Wynnefield Group, filed a preliminary proxy statement with the SEC in opposition to the proxies solicited by the Company's Board."

     As described in the Group's Statement, the Group has served as an advocate for the Company's outside shareholders for years, requesting Board representation since 1999. Most recently, in April of this year, I visited management in Westport, Connecticut, and offered to serve on the Board. After denying this most recent offer of assistance, the Company should not be surprised that the Group now seeks to solicit proxies for a Board seat.

     The Group notified the Company of my candidacy in accordance with the Company's bylaws. We chose not to announce my candidacy publicly until management had had an opportunity to explain disappointing results for the fourth quarter of fiscal 2003 in its May 5, 2003, conference call.

     Company's Claim: the Wynnefield Group "illegally profited from short-swing trading."


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     Contrary to the Company's assertion,  the Group did not violate the law for the simple reason that no law prohibits short-swing trading, which is defined as buying and selling securities within a six-month period. Rather, Section 16 of the Securities Exchange Act of 1934 seeks to discourage unfair trading practices by assessing a civil penalty on insiders and large shareholders based on a mechanistic calculation of short-swing profits, regardless of whether inside information was actually misused. Here, it should be obvious that the Group has not had access to inside information about the Company. An insider may consciously (and legally) choose to engage in short-swing trading in the full knowledge that he or she will be required to reimburse the Company for short-swing profits.

     Company's Claim: "The current directors * * * are a group of individuals dedicated to creating long-term value for all stockholders."

     Whatever the current Board members' intentions, the Group does not believe their actions have placed the Company in a position to reward long-term shareholders. As detailed in the Group's Statement, the Company sold one of its two primary operating subsidiaries, National Airmotive Corporation ("NAC"), in 1999. Since then, the Company has failed to use the proceeds to complete any acquisitions of comparable size and value. In its August 30, 2002, quarterly conference call (prior to this year's $1 per share dividend), management pointed to its strong balance sheet and cash holdings in stating that the Company was "in a position and we do look at many opportunities" for acquisitions. Now, when valuations may be favorable due to economic conditions (which has been acknowledged by management, as described in the Group's Statement), we worry that the dividend has worsened the Company's position to complete accretive acquisitions.

     Company's Claim: "The Board believes that it is the unprecedented downturn in our industry, combined with the economic near-recession, that has depressed stock prices for First Aviation and nearly every company in the aerospace sector * * *. Prior to September 11, 2001, the Company was enjoying double-digit sales growth, as it had been for several years."

     The Group believes that it is too easy for management to blame the Company's troubles on the events of September 11th. Although the Group acknowledges that current economic conditions present management with some challenges, the Group notes that one of the companies identified as a competitor of the Company in the Company's Form 10-K, Aviall, Inc. ("Aviall"), has distinguished itself. For the three-month period ended March 31, 2003, Aviall announced:

            o Net earnings of $7.2 million, a 52 percent increase over the comparable period in 2002; and

            o Net sales of $251.5 million, an increase from $167.6 million in the comparable period in 2002.

     Aviall stock closed at $9.85 per share on May 15, 2003, an increase of 112 percent from its November 2001 low.

     Finally, the Group believes the Company's reference to "double-digit sales growth * * * for several years" ignores the decline in the Company's performance since sale of its crown jewel, the NAC subsidiary. As the Group's Statement describes in more detail, the Company had positive earnings (excluding non-recurring income and expenses) in each year of its history as a public company prior to sale of NAC. In each year since the sale of NAC, the Company has failed to produce positive earnings (net of non-recurring income and expenses). With relatively low margins in the Company's remaining parts distribution business, the Company appears to have found it difficult to translate any increases in sales into earnings for outside shareholders.

                                      * * *

     We hope that you will take the time to review the Group's Statement. It provides important information about me and the Group's reasons for nominating me to serve on the Company's Board.

     PLEASE SIGN AND DATE THE ATTACHED BLUE PROXY FORM AND CONTACT YOUR BROKER OR OTHER NOMINEE TO DIRECT THAT YOUR SHARES BE VOTED IN ACCORDANCE WITH THE BLUE PROXY. By returning the blue proxy card to your broker or nominee, the Group will be able to vote on your behalf FOR me as the Group's nominee for director and FOR ratification of Ernst & Young LLP as independent auditors of the Company for the fiscal year ended January 31, 2004. Even if you have already voted using the Company's white proxy card, you can revoke your prior vote by returning a signed and dated blue proxy form to your broker or nominee. BE SURE TO CONTACT YOUR BROKER OR NOMINEE TO ENSURE THAT YOUR SHARES ARE PROPERLY VOTED.

     Thank you in advance for your support.

                                   Sincerely,

                                   /s/ Nelson Obus

                                   Nelson Obus
                                   The Wynnefield Group